Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE October 16, 2014	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Provides Additional Update on Revolving Credit Facility Refinancing

HOUSTON, TX – (October 16, 2014) Cal Dive International, Inc. (NYSE: DVR) (the "Company") announced today that it is continuing to work on a refinancing of the Company's first lien revolving credit facility in an amount up to its previous capacity of $125.0 million.  As previously disclosed, the Company has also been working with its existing second lien lenders on an amendment to the second lien facility that would be effected at the same time that the first lien refinancing is closed, and that would increase the current cap on first lien debt to allow for the $125.0 million capacity under the new first lien credit facility, and would grant relief from certain financial covenants contained in that facility.  The Company reported that, although considerable progress has been made on reaching agreement on these documents, it has not yet come to final terms on either the new first lien credit facility or the amendment to the second lien facility.

While the Company remains hopeful that these matters will be resolved, there can be no assurance that agreements on these facilities will be reached.  For the time being, the Company's existing lenders under the first lien revolving credit facility have continued to work cooperatively with the Company to allow the extra time needed to complete this complicated refinancing. However, if an agreement cannot be reached in a timely fashion, the Company will have to consider other, potentially less satisfactory measures to provide liquidity for its operations.

About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.